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 FORM 3                                                   OMB APPROVAL
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                                                  OMB Number:          3235-0104
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Response)

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    DULTZ       ROBERT                        Statement                     Trading Symbol                      of Original
----------------------------------------                                    USCORP   (ISCS)                     (Month/Day/Year)
     (Last)     (First)     (Middle)          05/14/2002                   ------------------------------------
    P.O. Box 5330                          ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. I.R.S. Identification           Person(s) to Issuer            7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
   Palm Springs      CA         92263         Person, if an entity          X  Director      X   10% Owner      Applicable Line)
---------------------------------------        (voluntary)                -----            -----                X    Form filed by
      (City)      (State)      (Zip)                                        X   Officer           Other       -----  One Reporting
                                           ----------------------------   ----- (give      -----  (specify           Person
                                                                                title below)      below)             Form filed by
                                                                            CHIEF EXECUTIVE OFFICER           -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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 Common Stock, par value $0.01                19,347,000                              D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).
                                                                                                                         Page 1 of 2

 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date     2002 Stock Option   of Shares
                                                            Plan
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Option (right to buy)            5/14/02   5/14/07     Common Stock      650,000     $0.00            D
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Explanation of Responses:





By: /s/ Robert Dultz                                                    Date:  July 3, 2002
   ---------------------------------------------------------                 -------------------
       Robert Dultz
     **Signature of Reporting Person

**    Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.
      78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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